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                                                                     Exhibit 5.1

                    [Letterhead of McDermott, Will & Emery]


                                                     November 30, 1999

TeleCorp PCS, Inc.
1010 N. Glebe Road
Suite 800
Arlington, Virginia 22201

Gentlemen:

        This opinion is delivered to you in connection with this registration statement on Form S-8 (the "Registration Statement") to be filed on or about November 30, 1999 by TeleCorp PCS, Inc. (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 1,814,321 shares of Class A Voting Common Stock, $0.01 par value (the "Class A Common Stock").

        We are familiar with the Company's Certificate of Incorporation, as amended, its By-Laws, as amended, and the records of its corporate proceedings, as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

        Based upon and subject to the foregoing, we are of the opinion that the shares of Class A Common Stock to be sold by the Company under its 1999 Stock Option Plan as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

        We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,



                                                /s/ MCDERMOTT, WILL & EMERY